                                          AS FILED PURSUANT TO RULE 424(b)(3)
                                          REGISTRATION NO. 333-59402
Prospectus

                                4,631,121 Shares

                                 [ORBITAL LOGO]

                          ORBITAL SCIENCES CORPORATION

                                  COMMON STOCK

                            ------------------------

     This prospectus relates to up to 4,631,121 shares of our common stock that will be issued by us from time to time in connection with the exercise of warrants. We will issue the warrants upon the effectiveness of the registration statement of which this prospectus is a part. The warrants will be issued in settlement of a class action lawsuit filed by some of our shareholders. The terms of the warrants are set forth in a Warrant Agreement dated January 16, 2001.

     The warrants will be exercisable for shares of our common stock, at an exercise price of $4.82 per share, for a period of three years from the date of their issuance. The warrants provide for appropriate anti-dilutive adjustments in the exercise price and in the number of shares of common stock issuable upon exercise. Any additional shares of common stock issued pursuant to such adjustments will also be covered by this prospectus.

     Our common stock is listed on the New York Stock Exchange under the symbol "ORB." On August 31, 2001, the last reported sale price of our common stock was $3.83.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS AUGUST 31, 2001.
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........    1
Where You Can Find More Information.........................    1
Incorporation of Certain Documents by Reference.............    1
Prospectus Summary..........................................    3
Company Overview............................................    4
Risk Factors................................................    6
Use of Proceeds.............................................   10
Plan of Distribution........................................   10
Interests of Named Experts and Counsel......................   10
Legal Matters...............................................   11
Experts.....................................................   11

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS IS ONLY ACCURATE AS OF THE DATE OF THIS PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor, in certain circumstances, for certain "forward-looking statements" made by or on behalf of us. All statements other than those of historical facts included in this prospectus, including those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results, are forward-looking statements. Such forward-looking statements involve unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements are and will be based on management's then-current views and assumptions regarding future events and operating performance. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events or results. In evaluating forward-looking statements, you should consider specifically various factors, including the risks set forth below under the heading "Risk Factors" and elsewhere in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Orbital; the address of such site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been previously filed by us (File No. 1-14279) with the Commission pursuant to the Exchange Act are incorporated by reference in this prospectus and shall be deemed to be a part hereof:

     (1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended;

     (2) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

     (3) our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001;

     (4) our Current Report on Forms 8-K filed on June 12, 2001, as amended on Forms 8-K/A filed on June 14, 2001 and July 5, 2001;

     (5) our Definitive Proxy Statement on Schedule 14A;

     (6) the description of our common stock contained in our Registration Statement on Form 8-A, filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description; and

     (7) the description of our stock purchase rights contained in our Registration Statement on Form 8-A, filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common stock to which this prospectus relates, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above,

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being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO ORBITAL SCIENCES CORPORATION, 21700 ATLANTIC BOULEVARD, DULLES, VIRGINIA 20166, TELEPHONE NUMBER:
(703) 406-5000, ATTENTION: GENERAL COUNSEL.

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                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully.

     In this prospectus:

     - "Orbital," "we," "us" and "our" refer to Orbital Sciences Corporation and our consolidated subsidiaries.

     - "Warrants" refer to the warrants to be issued to certain shareholders in connection with the settlement of a class action lawsuit. The Warrants will be issued upon the effectiveness of the registration statement of which this prospectus is a part.

     Our principal executive offices are located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, and our telephone number is (703) 406-5000. Our Web site can be found at www.orbital.com. Information contained on our Web site is not intended to be a prospectus and is not incorporated into this prospectus.

RISK FACTORS

     An investment in our securities involves a high degree of risk. Prospective investors should carefully review the section entitled "Risk Factors" beginning on page 6, as well as other information provided in this prospectus.

THE OFFERING

Shares of common stock offered hereby........  Up to 4,631,121 shares of our common stock which are issuable upon exercise of the
                                                 Warrants
Shares of common stock outstanding prior to
  this offering..............................  38,559,902 shares of common stock
Trading symbol for our common stock..........  Our common stock is traded on the New York
                                                 Stock Exchange ("NYSE") under the trading
                                                 symbol ORB.

     The above information is based on shares of our common stock outstanding as of August 10, 2001.

     In 1998, we adopted a stockholder rights plan, or "poison pill," in order to discourage from being made any attempts to acquire us other than on terms approved by our board of directors. Under the terms of the rights plan, a stock purchase right is attached to each of our outstanding shares of common stock, including the offered shares, and each share of common stock we issue in the future will also be issued with a stock purchase right attached. The stock purchase rights will only become exercisable in the event another person attempts to acquire control of Orbital. No event has occurred to date to make the stock purchase rights exercisable.

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                                COMPANY OVERVIEW

     Orbital Sciences Corporation, together with its subsidiaries, is a space technology systems company that designs, manufactures, operates and markets a broad range of affordable space systems, including launch vehicles, satellites and related space systems and sensors and electronics systems.

     Orbital was incorporated in Delaware in 1987 to consolidate the assets, liabilities and operations of Space Systems Corporation and Orbital Research Partners, L.P. Since our inception, it has been our strategy to develop and grow a core integrated business of space systems technologies and products, starting with the design and manufacturing of lightweight rockets, small satellites and other inexpensive space systems intended to capitalize on the commercial development of space. A major part of this strategy has centered on market-expanding innovations that we have pioneered, including the world's first privately-developed space launch vehicle, the first commercial orbit transfer vehicle and the first operational low-Earth orbit commercial communications network.

     During 2000, as a result of our liquidity needs and our goal to more efficiently conduct our operations, we adopted a strategy intended to focus on our core space technology businesses, primarily involving our satellites, launch vehicles and related space systems. Part of this strategy involves the sale of certain non-core assets, which we have pursued aggressively in 2000 and 2001. In October 2000, we sold our Fairchild Defense electronics business unit for approximately $100,000,000. In July 2000, our Canadian subsidiary, MacDonald, Dettwiler and Associates Ltd. ("MDA"), completed an initial public offering on the Toronto Stock Exchange, raising gross proceeds for itself of approximately $37,500,000 and $18,800,000 for Orbital. On May 30, 2001, our wholly owned subsidiary, MDA Holdings Corporation ("MDA Holdings"), sold 12,350,000 MDA shares at approximately $9.00 per share to a group of Canadian institutional and private equity investors and granted certain of the purchasers an option to purchase its remaining 5,650,000 shares in MDA. The option has been exercised in full and we have received approximately $169,000,000 in proceeds from the sales of the MDA shares in 2001. We applied approximately $112,000,000 of the amount we received to reduce our outstanding debt obligations and will use the remainder for working capital and general corporate purposes.

     On July 13, 2001, subsidiaries of Thales, S.A. acquired by merger our majority-owned subsidiary, Magellan Corporation ("Magellan"), which designs, produces, distributes, sells and licenses Global Positioning System-based satellite access products, and purchased our 60% ownership interest in Navigation Solutions LLC ("NavSol"), a joint venture engaged in satellite-aided automotive guidance and related value-added information services for $70,000,000. At closing, after allocation to Magellan's minority stockholders of $4,500,000 of the proceeds, we received gross proceeds before transaction fees and expenses of $65,500,000, of which approximately $39,000,000 was applied to reduce our outstanding debt obligations.

     On August 2, 2001, we entered into a definitive agreement to sell our Pomona, California-based sensor systems division, which designs, manufactures and supports sophisticated sensors and analytical instruments for defense, space and industrial applications, to the Hamilton Sundstrand unit of United Technologies Corporation. At closing, anticipated in September 2001, we expect to receive gross proceeds before transaction fees and expenses of approximately $20,000,000. We are continuing to explore the disposition of other non-core assets.

     We also have developed and funded several space-based services businesses, primarily through the following entities:

     - Orbital Imaging Corporation ("ORBIMAGE"), which develops and operates commercial remote imaging satellites, and

     - ORBCOMM Global L.P. ("ORBCOMM"), which has operated a low-Earth orbit satellite communications system designed to serve the global market for two-way data communications.

     ORBCOMM and ORBIMAGE have both recently experienced serious financial difficulties. In March 2001, ORBIMAGE defaulted on the interest payment obligations under its $225,000,000 11 5/8% Senior Notes due 2005. This debt is non-recourse to us. ORBIMAGE management does not believe that ORBIMAGE has sufficient resources to meet its capital and operating requirements through the third quarter of 2001.

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ORBIMAGE is seeking to restructure the Senior Notes and to obtain additional capital from third parties as well as its existing shareholders, including Orbital. There can be no assurance that such capital will be available on a timely basis or at all. If ORBIMAGE does not succeed in raising additional capital, our ORBIMAGE-related receivables and inventory could become impaired, and we could be subject to litigation by ORBIMAGE and/or its creditors.

     ORBCOMM filed for protection under Chapter 11 of the U.S. Bankruptcy Code in September 2000 and, in April 2001, ORBCOMM sold a majority of its assets to a third party in which we presently have no ownership interest. In conjunction with ORBCOMM's asset sale, we entered into an agreement with ORBCOMM and the other parties to the ORBCOMM bankruptcy proceeding, including the ORBCOMM creditors committee, providing for a consensual liquidating plan of reorganization for ORBCOMM. If the liquidating plan is consummated, we will receive an approximately 40% equity interest in ORBCOMM's successor; however, there can be no assurance that the liquidating plan will be consummated. If it is not consummated, we expect that ORBCOMM's reorganization proceeding would be converted to a Chapter 7 liquidation proceeding.

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                                  RISK FACTORS

     An investment in our common stock involves a significant degree of risk. In determining whether to make an investment in our common stock, potential investors should consider carefully all the information set forth in this prospectus and, in particular, the risk factors described below. This prospectus contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Information."

RISKS FACTORS RELATED TO OUR BUSINESS AND OUR INDUSTRY

     WE HAVE EXPERIENCED SIGNIFICANT OPERATING LOSSES AND HAVE AN ACCUMULATED DEFICIT, AND WE MAY NOT HAVE THE ABILITY TO SATISFY OUR FUTURE CAPITAL AND OPERATING REQUIREMENTS. OUR AUDITORS HAVE ISSUED THEIR REPORT ON OUR CONSOLIDATED FINANCIAL STATEMENTS WHICH DISCUSSED SUBSTANTIAL DOUBT WITH RESPECT TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     We incurred a net loss of $278,190,000 for the year ended December 31, 2000 and a loss from continuing operations of $24,178,000 for the six months ended June 30, 2001. These losses as a percentage of revenues were 38% for the year ended December 31, 2000 and 20% for the six months ended June 30, 2001. Our accumulated deficit was $464,536,000 as of December 31, 2000 and $419,530,000 as of June 30, 2001. Our cash flow from operations in 2001 is expected to be insufficient to cover our capital and operating requirements, and we expect to incur a net loss in 2001 before considering gains or losses from any asset sales. To meet our capital and operating requirements, in 2001 we sold certain non-core assets, including our interests in MDA, Magellan and NavSol, and in August 2001 entered into a definitive agreement to sell our sensor systems division. We are required to pay down our primary credit facility with a portion of the proceeds we receive from any asset sales. Our plans include restructuring business operations by consolidating operations and related systems and, if appropriate, by reducing our workforce and otherwise lowering expenses. We also intend to raise additional debt and/or equity capital and refinance existing debt obligations, and have commenced initial efforts to replace our primary credit facility. We are continuing to explore sales of additional non-core assets. We believe that the foregoing actions should facilitate our ability to satisfy our obligations; however, given these uncertainties, and in view of our failure to close the sales of the MDA shares and the dispositions of our interests in Magellan and NavSol by mid-April 2001, our independent auditors concluded there exists substantial doubt as to our ability to continue as a going concern and, accordingly, included a "going concern" uncertainty paragraph in their report on our December 31, 2000 consolidated financial statements.

     WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM GOVERNMENT CONTRACTS, WHICH ARE SUBJECT TO TERMINATION BY THE GOVERNMENT AT ANY TIME FOR ANY REASON. IN ADDITION, PAYMENTS UNDER U.S. GOVERNMENT CONTRACTS ARE SUBJECT TO POTENTIAL ADJUSTMENT UPON AUDIT.

     During 2000, 1999 and 1998 approximately 41%, 39% and 46%, respectively, of our total annual revenues, and at December 31, 2000, 36% of our firm contract backlog, were derived from contracts with the United States ("U.S.") government and its agencies or were derived from subcontracts with the U.S. government's prime contractors. Most of our U.S. government contracts are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies or the imposition of budgetary constraints could materially adversely affect our financial condition or results of operations. Furthermore, contracts with the U.S. government may be terminated or suspended by the U.S. government at any time, with or without cause. For example, in March 2001, the National Aeronautics and Space Administration ("NASA") terminated for convenience our X-34 research and development contract. As a result, in the fourth quarter of 2000 we recorded an asset impairment charge of approximately $15,911,000 and recorded a $3,400,000 provision for potentially uncollectible accounts. In the second quarter of 2001, we submitted an interim settlement proposal seeking recovery from NASA of our uncompensated costs associated with the X-34 contract, including costs associated with modifications we made to our L-1011 aircraft to accommodate the X-34, as well as other termination and settlement costs. Although in August 2001 we received a $10,000,000 provisional payment

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from NASA, we cannot be assured that we will recover all or most of our costs under this settlement proposal. There can be no assurance that other government contracts will not be terminated or suspended in the future, or that contract suspensions or terminations will not result in unreimbursable expenses or charges or other adverse effects on our financial condition.

     The accuracy and appropriateness of our direct and indirect costs and expenses under our contracts with the U.S. government are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. government. These agencies have the right to challenge our cost estimates or allocations with respect to any such contract. A substantial portion of payments to us under U.S. government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies.

     OUR LIQUIDITY CONSTRAINTS AND FINANCIAL CONDITION MAY IMPAIR OUR ABILITY TO COMPLY WITH EXISTING CONTRACTS OR TO WIN NEW CONTRACTS.

     Our liquidity constraints and financial condition may adversely affect our ability to bid for and win new U.S. government contracts and may impact a customer's determination to exercise options under existing contracts. Government contracting rules typically require a contracting officer to make a determination of financial responsibility prior to awarding a new contract. The U.S. government may also seek assurances that a contractor's financial condition will not impair its continued performance under contracts. While we have a similar requirement in one of our major commercial contracts, we do not believe that the contract is at risk because of this requirement. In addition, we have been awarded satellite and launch vehicle contracts with a non-government customer which are contingent on our ability to post letters of credit supporting our performance and refund obligations under the contracts. In 2001, these letter of credit requirements are anticipated to be in the range of approximately 5 to 15% of total contract value of approximately $93 million and will increase over the next two years to up to approximately 75 to 85% of contract value. Due to our liquidity constraints, we may not be able to comply with these requirements in a timely manner, which could delay our ability to begin work under these contracts or could result in the loss of these awards.

     OUR SUCCESS DEPENDS ON OUR ABILITY TO PENETRATE AND RETAIN MARKETS FOR OUR EXISTING PRODUCTS AND TO CONTINUE TO CONCEIVE, DESIGN, MANUFACTURE AND MARKET NEW PRODUCTS AND SERVICES ON A COST-EFFECTIVE AND TIMELY BASIS. THERE CAN BE NO ASSURANCE THAT OUR PRODUCTS WILL BE SUCCESSFULLY LAUNCHED OR OPERATED OR THAT THEY WILL BE DEVELOPED OR WILL PERFORM AS INTENDED.

     Most of the products we develop and manufacture are technologically advanced and sometimes include novel systems that must function under demanding operating conditions and are subject to significant technological change and innovation. We have experienced product failures or other operational problems, and we will likely experience some product and service failures, schedule delays and other problems in connection with our launch vehicles, satellites and other products in the future. In addition to any costs resulting from product warranties or required remedial action, product failures may result in increased costs or loss of revenues due to postponement or cancellation of subsequently scheduled operations or product deliveries.

     We anticipate that we will continue to incur expenses to design and develop new products and services. There can be no assurance that we will be able to achieve the technological advances necessary to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis or that our existing products and services will not become technologically obsolete.

     WE OPERATE IN A REGULATED INDUSTRY, AND OUR INABILITY TO SECURE OR MAINTAIN THE LICENSES OR APPROVALS NECESSARY TO OPERATE OUR BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Our ability to pursue our business activities is regulated by various agencies and departments of the U.S. government and, in certain circumstances, the governments of other countries. Commercial space launches require licenses from the U.S. Department of Transportation ("DoT") and operation of our L-1011 aircraft requires licenses from certain agencies of the DoT, including the Federal Aviation Administration. There can be no assurance that we will be successful in our efforts to obtain necessary licenses or regulatory approvals. Exports of our products, services and technical information frequently require licenses from the U.S.
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Department of State. Our inability to secure or maintain any necessary licenses or approvals or significant delays in obtaining such licenses or approvals could have a material adverse effect on our financial condition or results of operations.

     THE MAJORITY OF OUR CONTRACTS ARE LONG-TERM CONTRACTS, AND OUR REVENUE RECOGNITION AND PROFITABILITY UNDER SUCH CONTRACTS MAY BE ADVERSELY AFFECTED TO THE EXTENT THAT ACTUAL COSTS EXCEED ESTIMATES OR THAT THERE ARE DELAYS IN COMPLETING SUCH CONTRACTS.

     The majority of our contracts are long-term contracts. We recognize revenues on long-term contracts using the percentage of completion method of accounting, whereby revenue, and therefore profit, is recognized based on actual costs incurred in relation to total estimated costs to complete the contract or based on specific delivery terms and conditions. Revenue recognition and our profitability, if any, from a particular contract may be adversely affected to the extent that original cost estimates, estimated costs to complete or incentive or award fee estimates are revised, delivery schedules are delayed, or progress under a contract is otherwise impeded.

     WE FACE SIGNIFICANT COMPETITION IN EACH OF OUR LINES OF BUSINESS, AND OUR COMPETITORS MAY POSSESS SIGNIFICANTLY MORE RESOURCES THAN WE DO.

     Many of our competitors are larger and have substantially greater resources than we do. Furthermore, it is possible that other domestic or foreign companies or governments, some with greater experience in the space industry and greater financial resources than Orbital, will seek to produce products or services that compete with our products or services. Any such foreign competitor could benefit from subsidies from or other protective measures by its home country.

     WE HAVE WRITTEN OFF SOME OF OUR INVESTMENTS IN SATELLITE SERVICES BUSINESSES. THE FINANCIAL PERFORMANCE OF THESE BUSINESSES HAVE HAD AND MAY CONTINUE TO HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We have developed and funded several space-based satellite services businesses, primarily through equity investments in Orbital Imaging Corporation ("ORBIMAGE"), which develops and operates commercial remote imaging satellites, and ORBCOMM Global L.P. ("ORBCOMM"), which operates a low-Earth orbit satellite communications system designed to serve the global market for two-way data communications. ORBCOMM and ORBIMAGE have both recently experienced serious financial difficulties.

     In September 2000, ORBCOMM and its subsidiaries commenced a reorganization proceeding under Chapter 11 of the U.S. Federal Bankruptcy Code and in April 2001, a majority of ORBCOMM's assets were sold to a third party in which we presently have no ownership interest. We recorded non-cash charges totaling $113,123,000 in 2000 to fully write off our investment in ORBCOMM and to write down ORBCOMM-related receivables and inventory to their estimated realizable values of $196,000 and $12,854,000, respectively, as of December 31, 2000. This inventory is comprised primarily of rocket motors and related hardware that are not unique to the ORBCOMM contracts and, accordingly, this inventory may be utilized on contracts with other customers. Although we believe at this time that these write-offs are sufficient to cover our current exposure, such reserves do not include any additional charges that may result should any disputes, litigation or unforeseen contingencies related to ORBCOMM arise.

     In March 2001, ORBIMAGE defaulted on its interest payment obligations under its outstanding public debt. The debt is non-recourse to Orbital. ORBIMAGE management does not believe that ORBIMAGE has sufficient resources to meet its capital and operating requirements through the third quarter of 2001. ORBIMAGE is seeking to restructure its outstanding debt and to obtain additional capital from third parties as well as its existing shareholders, including Orbital. There can be no assurance that such capital will be available on a timely basis or at all. If ORBIMAGE does not succeed in raising additional capital, our ORBIMAGE-related receivables and inventory could become impaired, and we could be subject to litigation by ORBIMAGE and/or its creditors.

     We own approximately 99.9% of ORBIMAGE's outstanding common stock. Although during the second quarter of 2000, our share of ORBIMAGE's losses exceeded our investment balance and our investment

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balance was reduced to zero, we continue to recognize 100% of ORBIMAGE's losses.
As of June 30, 2001, we had recorded $35,129,000 of losses on our consolidated financial statements after our investment balance was reduced to zero.

     We generally recognize the revenues earned and costs incurred on sales of products and services to ORBCOMM and ORBIMAGE. However, as a result of the weakened financial condition of ORBCOMM and ORBIMAGE, we ceased recognizing revenues on sales to ORBCOMM and ORBIMAGE effective June and July 2000, respectively.

     We sublease approximately 125,000 square feet to ORBCOMM, and we have an agreement with ORBIMAGE pursuant to which ORBIMAGE is required to reimburse us for use of our facilities. ORBIMAGE is in default on its rent payments with approximately $728,000 due Orbital as of June 30, 2001, and there can be no assurance that ORBCOMM and ORBIMAGE will be able to pay us their rent on a timely basis, or at all.

     THE COSTS AND OTHER EFFECTS OF PENDING OR POSSIBLE LITIGATION COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND COULD DIVERT THE ATTENTION OF MANAGEMENT FROM ONGOING BUSINESS MATTERS.

     We are involved in litigation as disclosed in our Form 10-K/A for the year ended December 31, 2000. The eventual outcome of these legal matters is uncertain and, if resolved unfavorably to us, could result in a material adverse effect on our results of operations and financial condition.

     The creditors committee of ORBCOMM has notified us that they believe ORBCOMM's bankruptcy estate is entitled to recover approximately $57,000,000 in allegedly preferential payments that we received in connection with the sale of satellites and launch services to ORBCOMM during the one-year period preceding ORBCOMM's bankruptcy filing. The creditors committee has agreed to release the foregoing claims against Orbital upon consummation of the proposed ORBCOMM plan of reorganization; however, there can be no assurance that the plan of reorganization will be consummated.

RISKS FACTORS RELATED TO OUR COMMON STOCK

     OUR RESTATED CERTIFICATE OF INCORPORATION, OUR BYLAWS, OUR STOCKHOLDER RIGHTS PLAN AND DELAWARE LAW CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY ADVERSELY AFFECT THE RIGHTS OF OUR SHAREHOLDERS.

     Our board of directors has the authority to issue up to 10,000,000 shares of our preferred stock, $0.01 par value per share, and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no present plans to issue shares of preferred stock.

     In addition to our ability to issue preferred stock without stockholder approval, our charter documents contain other provisions which could have an anti-takeover effect, including:

     - our charter provides for a staggered board of directors as a result of which only one of the three classes of directors is elected each year;

     - any merger, acquisition or other business combination that is not approved by our board of directors must be approved by 66 2/3% of voting stockholders;

     - stockholders cannot act by written consent;

     - stockholders holding less than 10% of our outstanding voting stock cannot call a special meeting of stockholders; and

     - stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

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     In 1998, we adopted a stockholder rights plan which provides, among other things, that when specified events occur, our stockholders will be entitled to purchase from us a number of shares of common stock equal in value to two times the purchase price, initially equal to $210.00 per share, subject to adjustment upon the occurrence of specified events. Therefore, for example, if our shares of common stock had a current market value of $5.00 and the purchase price was $210.00, a stockholder would be entitled to purchase 84 shares of common stock for $210.00. The stock purchase rights are triggered by the earlier to occur of
(1) ten days following the date of a public announcement that a person or group acting in concert has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares of common stock without the prior consent of our board of directors or (2) ten business days after the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the acquiring person becoming the beneficial owner of 15% or more of our outstanding shares of common stock. The stock purchase rights would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

     In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which restricts the ability of current stockholders holding more than 15% of our voting shares to acquire us without the approval of 66 2/3% of the other stockholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent our stock price from increasing substantially in response to actual or rumored takeover attempts. These provisions may also prevent changes in our management.

     WE ARE UNABLE TO AND HAVE NO CURRENT INTENTION TO PAY DIVIDENDS.

     We presently do not pay dividends on our common stock and do not plan to pay dividends for the foreseeable future. In addition, we are prohibited from paying cash dividends under our primary credit facility.

                                USE OF PROCEEDS

     We will receive proceeds from the exercise of the Warrants to purchase the shares of our common stock covered by this prospectus. The holders of the Warrants are not obligated to exercise their Warrants. If the Warrants are exercised in full by payment of the initial stated exercise price of $4.82 per share, then we will receive gross proceeds of approximately $22,322,003. Under the terms of our primary credit facility, which expires July 1, 2002, we are required to apply 55% of the net cash proceeds to us from the issuance of shares of common stock upon exercise of the warrants to pay down outstanding debt on the credit facility. We will use the remaining amounts for working capital and general corporate purposes.

                              PLAN OF DISTRIBUTION

     We are registering shares of common stock underlying the Warrants. We will distribute such shares if and when the holders of the Warrants exercise their respective Warrants. The Warrants will be exercisable for a period of three years from and after the date they are issued at an exercise price of $4.82 per share. All costs, expenses and fees in connection with the registration of the shares underlying the Warrants will be borne by us.

     This offering will terminate on the earlier of (a) the date on which all of the shares covered by this prospectus have been sold in connection with the exercise of all of the Warrants in full or (b) the third anniversary of the date the Warrants are issued, which is expected to occur concurrently with the effectiveness of the registration statement of which this prospectus is a part.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     We have agreed to indemnify and hold KPMG LLP ("KPMG") harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the incorporation by reference of its audit reports on our, ORBIMAGE's
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

and ORBCOMM's past consolidated financial statements incorporated by reference into this registration statement. This means that, if KPMG is required to defend any action or proceeding relating to its consent, Orbital will be required to reimburse KPMG for its costs unless KPMG is determined in such proceeding to have been liable for professional malpractice in its audits of such past financial statements or KPMG settles the action or proceeding.

                                 LEGAL MATTERS

     Hogan & Hartson L.L.P., Washington, D.C., will pass upon the validity of the issuance of the shares of common stock being offered hereby.

                                    EXPERTS

     The consolidated financial statements and schedules of Orbital as of December 31, 2000 and 1999 incorporated in this prospectus by reference to the Annual Report on Form 10-K for each of the two years in the two-year period ended December 31, 2000 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Orbital's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) and the financial statements of Orbital Imaging Corporation as of December 31, 2000 and 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of ORBCOMM Global, L.P. as of December 31, 2000 and 1999 and for the years then ended and the financial statements of Orbital Communications Corporation as of December 31, 1999 and for the year then ended incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports, which include explanatory paragraphs with respect to the uncertainty regarding the ability of both companies to continue as going concerns as discussed in the notes to the financial statements.

     The consolidated financial statements and schedule of Orbital for the year ended December 31, 1998, before the reclassification to reflect Magellan Corporation as a discontinued operation as described in Note 2 to the consolidated financial statements, and the consolidated financial statements of ORBCOMM and ORBIMAGE for the year ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

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